Exhibit 10.1

LOGICBIO THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered as of the last date set forth on the signature page below (the “Effective Date”) by and between LogicBio Therapeutics, Inc. (the “Company”) and Daniel Gruskin (“Executive”).

1.	Duties and Scope of Employment.

(a)Positions and Duties. The Company hereby agrees to employ Executive, as its Senior Vice President, Clinical Development, and Executive hereby agrees to serve the Company in such capacity, during the Employment Term. Subject to your acceptance of the terms in this Agreement, your anticipated start date is August 6, 2020. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to Executive by the Company's President and Chief Executive Officer (the “CEO”). The period of Executive's employment under this Agreement is referred to herein as the “Employment Term.”

(b)Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO or the Company's Board of Directors (the “Board”).

2.At-Will Employment. The parties agree that Executive's employment with the Company will continue to be “at-will” employment and may be terminated at any time with or without cause or notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive's termination of employment with the Company.

3.	Compensation.

(a)Base Salary. During the Employment Term, the Company will pay Executive an annual salary (the “Base Salary”) of $380,000 as compensation for Executive's services. The Base Salary will be paid periodically in accordance with the Company's normal payroll practices. Executive's Base Salary will be subject to review by the Compensation Committee (the “Compensation Committee”) of the Board and adjustments to the Base Salary may be made in its discretion.

(b)Bonus. During the Employment Term, Executive will be eligible to receive an annual bonus, with a target annual bonus equal to thirty five percent (35%) of the Base Salary, upon achievement of certain performance objectives to be determined by the CEO and/or the Compensation Committee. The amount, terms and conditions of any annual bonus will be determined by the Compensation Committee in its discretion and any annual bonus will be subject to the terms and conditions of the applicable Company bonus plan, as in effect from time to time. Any earned annual bonus will be paid as soon as reasonably practicable after the Compensation Committee determines that such bonus has been earned, but in no event shall the bonus be paid after the March 15th following the end of the calendar year to which the bonus relates, in accordance with the Company's normal payroll practices. The payment of any annual bonus will be subject to Executive's continued employment through the payment date, except as set forth in Section 6 or 7 below or as otherwise provided in an applicable bonus plan.

(c)Equity Compensation. During the Employment Term, Executive will be eligible to receive equity and equity-based awards in the discretion of the Board or the Compensation Committee and on such terms and conditions as are determined by the Board or the Compensation Committee in its discretion. At the earliest time after the Start Date, the Company will recommend to its board of directors (the “Board”) that you be granted stock options to purchase 85,000 shares of the of the Company’s common stock at an exercise price equal to the fair market value per share on the date of the grant (the “Option”). Any equity and equity-based awards granted to Executive, whether before or after the Effective Date, will be governed by the terms and conditions of the applicable Company equity incentive plan(s), as in effect from time to time, and the award agreements governing such equity or equity-based awards (any such plan and award agreements, collectively, the “Equity Agreements”).

(d)Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans maintained by the Company as in effect from time to time of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change any of its employee benefit plans at any time.

(e)Indemnification. Executive will be entitled to the same indemnification rights as the Company grants to other senior executives of the Company, subject to the provisions of the Company's by-laws and ce1iificate of incorporation.

4.Vacation. Executive will be entitled to paid annual vacation in accordance with Company policy for other senior executive officers, as in effect from time to time.

5.	Expenses.

(a)Subject to Section 5(b), the Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive's duties hereunder.

(b)Subject to any applicable policy established by the Company as in effect from time to time, the Company will reimburse Executive for expenses incurred pursuant to Section 5(a) upon Executive's having submitted valid receipts to the Company, provided that Executive is an employee of the Company on the date on which the expenses are incurred. Executive's right to payment or reimbursement for expenses hereunder shall be subject to the following additional rules:

(i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

6.	Severance.

(a)Termination for other than Cause, Death or Disability or Resignation for Good Reason. If the Company (or any parent or subsidiary or successor of the Company) terminates Executive's employment with the Company other than for Cause (as defined below) and other than due to Executive's death or Disability (as defined below), or Executive resigns with Good Reason (as defined below), then, subject to Section 8, Executive will be entitled to (i) receive severance pay at a rate equal to Executive's Base Salary, as then in effect, for six (6) months from the date of such termination, which will be paid in equal installments in accordance with the Company's normal payroll practices; (ii) an amount equal to Executive's target annual bonus for the year in which such termination of employment occurs, multiplied by .5, payable in equal installments in accordance with the Company's normal payroll practices over six (6) months from the date of such termination; and (iii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and his eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage until the earlier of (A) a period of three (3) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive ceases to be eligible for coverage under COBRA. COBRA reimbursements will be made by the Company to Executive consistent with the Company's normal expense reimbursement policy. However, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring additional taxes, the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the time period described in clause (A) in equal installments in accordance with the Company's normal payroll practices. In addition to the amounts described above, Executive will be entitled to receive Executive's accrued and unpaid Base Salary through the date Executive's employment terminates, any unreimbursed expenses due under Section 5 of above, and any vested benefits required to be paid or provided under the terms and conditions of the Company's benefit plans (collectively, the “Accrued Benefits”) if Executive's employment terminates in the circumstances described in this Section 6(a).

(b)Termination for Cause or Death or Disability; Voluntary Resignation. If Executive's employment with the Company (or any parent or subsidiary or successor of the Company) is terminated voluntarily by Executive without Good Reason, for Cause by the Company or due to Executive's death or Disability, then Executive will be entitled to receive the Accrued Benefits and no further compensation or benefits will be paid to Executive under this Agreement.

(c)Exclusive Remedy. In the event of a termination of Executive's employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 6 and Section 7 below are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled in connection with the termination of Executive's employment under any employee compensation or benefit plan which provides benefits severance or continuation pay.

7.Termination for other than Cause, Death or Disability or Resignation for Good Reason within 24 months following a Change in Control. If the Company (or any parent or subsidiary or successor of the Company) terminates Executive's employment with the Company other than for Cause (as defined below) and other than due to Executive's death or Disability (as defined below), or Executive resigns with Good Reason (as defined below), in either case, within 24 months following a Change of Control (as defined below) then, subject to Section 8 and in lieu of the payments set forth in Section 6 above, Executive will be entitled to (i) receive a severance payment equal to one times (1x) the sum of (A) Executive's annual Base Salary, as then in effect, and (B) Executive's target annual bonus for the year in which such termination of employment occurs, (ii) continued group health coverage in effect on the date of his termination of employment for a period of 9 months under COBRA as further described below; and (iv) accelerated vesting as to one hundred percent (l 00%) of Executive's then outstanding and unvested equity and equity-based awards (with any performance-vesting awards vesting at target levels). All amounts payable under prong (i) of this Section 7 will be paid in a lump sum on the first normal payroll date of the Company following the Release Deadline (as defined below) in accordance with the Company's normal payroll practices. In relation to prong (ii) of this Section 7, Executive and where applicable, Executive’s spouse and eligible dependents, will continue to be eligible to receive reimbursement for COBRA coverage premiums under the Company's medical plans in accordance with the terms of the applicable plan documents. Further, notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the such premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the U.S. Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a cash payment equal to the applicable premium plus estimated income tax attributable to such additional income. In addition to the amounts described above, Executive will be entitled to receive the Accrued Benefits.

8.	Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 6 or 7 will be subject to Executive signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Subject to Section 8(b), any cash severance pay to which Executive is entitled pursuant to Section 6 or 7 (other than the Accrued Obligations) will be paid, or will begin to be paid, on the first normal payroll date of the Company following the Release Deadline, with such payment to include all amounts that would have been paid prior to such date but for this Section 8(a).

(b)	Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other payments or benefits, would be considered deferred compensation under Code Section 409A and the final regulations and any guidance promulgated thereunder (collectively, “Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has incurred a “separation from service” within the meaning of Section 409A.

(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive's termination (other than due to death), then the Deferred Payments that are payable within the first six

(6) months following Executive's separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive's separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive's separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)Any amounts paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section l.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(iv)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section l.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v)All payments under this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A so that none of the payments and benefits provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company, any of its subsidiaries or affiliates be liable to Executive by reason of any acceleration of income or any additional tax (including any interest and penalties) asserted with respect to the failure of any payments or benefits provided under this Agreement to satisfy the applicable requirements of Section 409A.

(c)Confidential Information Agreement. Executive's continuing receipt of any payments or benefits under Section 6 or 7 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined in Section 11). In the event Executive breaches the provisions of the Confidential Information Agreement and is unable to cure such breach, if curable, within thirty (30) days following receipt from the Company of written notice of such breach, then all payments and benefits to which Executive may otherwise be entitled pursuant to Sections 6 or 7 will immediately cease.

(d)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9.	Definitions.

(a)Cause. For purposes of this Agreement, “Cause” is defined, as determined by the Company in its reasonable judgment, as (i) breach of this Agreement or the Confidential Information Agreement by Executive; (ii) intentional and continued nonperformance or misperformance of Executive's duties or refusal to abide by or comply with the reasonable directives of the CEO or the Board, or the Company's policies and procedures, which, if reasonably susceptible to cure (as determined by the Company), is not cured within fifteen (15) days following Executive's receipt of written notice from the Company describing in reasonable detail the nature of the nonperformance, midperformance or refusal, as applicable; (iii) Executive's gross negligence in the performance of his material duties under this Agreement; (iv) Executive's fraud or willful misconduct with respect to the business or affairs of the Company; (v) Executive's conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; or (vi) the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Company. For purposes of this Agreement, any act, or failure to act, shall not be deemed willful or intentional unless it is done, or omitted to be done, by Executive in bad faith or without a reasonable good faith belief that Executive’s action or omission was in the best interests of the Company. Notwithstanding the preceding sentence, in order for an event to qualify as “Cause”, the Company must not terminate Executive’s employment with the Company without first providing Executive with written notice of the acts or omissions constituting the grounds for “Cause”.

(b)	Change of Control. For purposes of this Agreement, “Change of Control” is defined as:

(i)the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company's stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the primary purpose of raising additional funds shall not constitute a Change of Control hereunder); or

(ii)a sale, license or other disposition of all or substantially all the assets, intellectual property or technology of the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(c)Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d)Disability. For purposes of this Agreement, “Disability” means that Executive has been unable to perform Executive's Company duties as the result of Executive's incapacity due to physical or mental illness for at least twenty-six (26) weeks after the commencement of such incapacity or for one-hundred and eighty (180) days in any consecutive twelve (12) month period, which incapacity is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld).

(e)Good Reason. For purposes of this Agreement, “Good Reason” means Executive's resignation within thirty (30) days following the expiration of any Company cure period (described below) following the occurrence of one or more of the following, without Executive's consent:

(i)amaterialdiminutionofExecutive'sauthority,duties,or responsibilities with the Company in effect immediately prior to such assignment;

(ii)	a material breach of this Agreement by the Company; or

(iii)any successor to the Company (whether pursuant to any Change in Control or otherwise) does not assume this Agreement; or

(iv)any reduction in Executive's base salary in effect immediately prior to such termination, unless the Company also similarly reduces the base salaries of all other similarly situated employees of the Company.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice.

(f)Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive's annualized compensation based upon the annual rate of pay paid to Executive during Executive's taxable year preceding Executive's taxable year of his separation from service as determined under Treasury Regulation Section l.409A- l (b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 40l(a)(l 7) of the Internal Revenue Code for the year in which Executive's separation from service occurred.

10.	Limitation on Payments.

(a)If Executive receives, is provided or may receive or be provided any payment or benefit that constitutes a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and the net after-tax amount of any such parachute payment is less than the net after-tax amount if the aggregate payments and benefits to be made to Executive were three times Executive's “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payments shall be reduced to an amount equal to three times Executive's base amount, less $1.00. For purposes of determining the “net after-tax amount,” the Company will cause to be taken into account all applicable federal, state and local income and employment taxes and the excise taxes (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a reduction pursuant to this Section 10 is to occur, (x) Executive will have no rights to any additional payments and/or benefits that are being reduced, and (y) reduction in payments and/or benefits will occur in the following order: (i) reduction of cash payments, if any, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of accelerated vesting of equity awards other than stock options, if any; (iii) cancellation of accelerated vesting of stock options, if any; and (iv) reduction of other payments or benefits, if any, paid or provided to Executive, which shall occur in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. In the event that acceleration of vesting of equity awards or stock options is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant. If two or more equity awards or stock options are granted on the same date, each award or stock option will be reduced on a pro-rata basis. Notwithstanding, any excise tax imposed will be solely the responsibility of

Executive. In no event shall Executive have any discretion with respect to the ordering of his payment reductions.

(b)Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company, the Company's legal counsel or such other person or entity to which the Parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 2800 and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 10.

11.Confidential Information. Executive agrees that Executive will be bound by the Confidential Information, Invention Assignment, Restricted Activities, and Arbitration Agreement (the “Confidential Information Agreement”) by and between Executive and the Company, in accordance with its terms.

12.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

13.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

LogicBio Therapeutics, Inc. 65 Hayden Avenue, Floor 2

Lexington, MA 02421

Attn: General Counsel

If to Executive:

at the last residential address known by the Company.

14.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.Arbitration. Executive agrees that any and all controversies , claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company, shall be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

16.Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes and other legally required amounts.

20.Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Executive agrees to submit to the exclusive jurisdiction of the courts of or in the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

21.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year written below.

COMPANY:

LOGICBIO THERAPEUTICS, INC.

By: /s/ Bryan YoonDate: August 5, 2020

Name: Bryan Yoon

Title: Chief Admin Officer & GC

EXECUTIVE:

/s/ Daniel GruskinDate: August 5, 2020

Daniel Gruskin